Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

YUANBAO INC. (元保控股有限公司)

April 13, 2021

CAYMAN ISLANDS

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

YUANBAO INC.

(adopted by Special Resolution passed on April 13, 2021)

1.	The name of the Company is Yuanbao Inc. (元保控股有限公司).

2.

The Registered Office of the Company shall be at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include the following:

(a)

To act and to perform all the functions of a holding company in all of its branches and to co-ordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company.

(b)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

	(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

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(c)

To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(d)

To purchase or otherwise acquire, sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and causes in action of all kinds.

(e)

To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(f)

To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or Lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(g)

To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

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4.

Except as prohibited or limited by the Companies Act (As Amended), as amended, supplemented, reissued or restated from time to time, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants, options and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present, and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently, profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.

The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each consisting of: (a) a total of 348,913,419 Ordinary Shares, (b) a total of 30,769,231 authorised Series Seed Preferred Shares, (c) a total of 21,978,022 authorised Series Angel Preferred Shares, (d) a total of 45,315,510 authorised Series B Preferred Shares, (e) a total of 37,373,616 authorised Series C1 Preferred Shares and (f) a total of 15,650,202 authorised Series C2 Preferred Shares, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (As Amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

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7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (As Amended) and, subject to the provisions of the Companies Act (As Amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Yuanbao Inc. (元保控股有限公司)

(adopted by Special Resolution passed on April 13, 2021)

Title	Article No.

General Matters	1 – 3
Certificates for Shares	4 – 5
Issue of Shares	6 – 7
Transfer of Shares	8 – 10
Restrictions on Transfers of Ordinary Shares	11
Redeemable Shares	12
Variation of Rights of Shares	13 –14
Commission on Sale of Shares	15
Conversion of Preferred Shares	16
Adjustment to Conversion Price	17
Notices of Record Date	18
Redemption Rights	19
Protective Provisions	20
Non-Recognition of Trusts	21
Lien on Shares	22 – 25
Call on Shares	26 – 30
Forfeiture of Shares	31 – 34
Registration of Empowering Instruments	35
Transmission of Shares	36 – 38
Amendment of Memorandum of Association, Alteration of Capital & Change of Location of Registered Office	39
Closing Register of Members or Fixing Record Date	40 – 42
General Meeting	43 – 44
Notice of General Meetings	45 – 46
Proceedings at General Meetings	47 – 55
Votes of Members	56 – 61
Proxies	62 – 68
Directors	69 – 77
Alternate Directors	78

Title	Article No.

Powers and Duties of Directors	79 – 83
Management	84
Managing Directors	85 – 86
Proceedings of Directors	87 – 96
Vacation of Office of Director	97
Appointment and Removal of Directors	98 – 99
Presumption of Assent	100
Seal	101
Officers	102
Dividends, Distributions and Reserve	103 – 110
Capitalization	111
Books of Account	112 – 114
Audit	115 – 121
Notices	122 – 126
Winding Up	127
Liquidation Preference	128
Indemnity	129
Financial Year	130
Amendments of Articles	131
Transfer by Way of Continuation	132
No Public Document	133
Drag-Along Rights	134 – 136

GENERAL MATTERS

1	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of a holder of Preferred Shares, shall include (i) any Person who holds Shares as a nominee for such holder of Preferred Shares, (ii) any shareholder of such holder of Preferred Shares, (iii) any entity or individual which has a direct and indirect interest in such holder of Preferred Shares (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such holder of Preferred Shares, its shareholder, the general partner or the fund manager of such holder of Preferred Shares or its shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, any of the holders of Preferred Shares shall not be deemed to be an Affiliate of any Group Company.

“Applicable Issue Date”	means with respect to Series Seed Preferred Shares, the Series Seed Issue Date; with respect to Series Angel Preferred Shares, the Series Angel Issue Date; with respect to Series B Preferred Shares, the Series B Issue Date; with respect to Series C1 Preferred Shares, the Series C1 Issue Date; and with respect to Series C2 Preferred Shares, the Series C2 Issue Date.

“Applicable Preferred Share Issue Price”	means with respect to Series Seed Preferred Shares, the Series Seed Issue Price; with respect to Series Angel Preferred Shares, the Series Angel Issue Price; with respect to Series B Preferred Shares, the Series B Issue Price; with respect to Series C1 Preferred Shares, the Series C1 Issue Price; and with respect to Series C2 Preferred Shares, the Series C2 Issue Price.

“Articles”	means these Articles as originally framed or as from time to time altered by a Special Resolution and in accordance with Article 20.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors”	means the board of directors of the Company.

“Business Day” or “business day”	means any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the Cayman Islands, the United States, the Hong Kong Special Administrative Region or the PRC.

“Called Shares”	has the meaning ascribed to it in Article 134.

“Closing”	has the meaning ascribed to it in the Series C2 Share Purchase Agreement.

“Company”	means Yuanbao Inc. (元保控股有限公司).

“Control”	means, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, contractual arrangement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors or similar governing body of such Person. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Documents”	means collectively the following documents (as amended from time to time): (i) the Exclusive Business Cooperation Agreement dated March 17, 2020 between the WFOE and the Domestic Company; (ii) the Exclusive Option Agreement dated March 17, 2020 among the Domestic Company, its shareholders and the WFOE; (iii) the Equity Pledge Agreement dated March 17, 2020 among the Domestic Company, its shareholders and the WFOE; (iv) the Assets Option Agreement dated March 17, 2020 among the Domestic Company and the WFOE; (v) the Proxy Agreement dated March 17, 2020 among the Domestic Company, its shareholders and the WFOE; and (vi) the Spousal Consent dated March 17, 2020 signed by the spouse of each shareholder of the Domestic Company (if applicable).

“Conversion Price”	means the price at which Ordinary Shares shall be deliverable upon conversion of the Preferred Shares as stipulated in Article 16.

“Covenantors”	means the Key Parties, the Founder Holdcos and the Group Companies, unless the text specifically indicates otherwise.

“Co-Sale Right Holder”	has the meaning ascribed to it in Article 11B.

“day”	legal holiday or a day on which banks are required to be closed in the Cayman Islands, the United States, the Hong Kong Special Administrative Region or the PRC.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event”	has the meaning ascribed to it in Article 128(f).

“Directors”	means the members of the Board of Directors of the Company for the time being.

“Disclosure Schedule”	has the meaning ascribed to it in the Series C2 Share Purchase Agreement.

“Domestic Company”	means Yuanbao Shuke (Beijing) Technology Co., Ltd. (元保数科（北京）科技有限公司).

“Domestic Subsidiary 1”	means Beijing Lemon Jieyou Technology Development Co., Ltd. (北京柠檬解忧科技发展有限公司).

“Domestic Subsidiary 2”	means Yuanbao Muyi (Beijing) Technology Co., Ltd (元保木易（北京）科技有限公司).

“Domestic Subsidiary 3”	means Yuanbao Insurance Broker (Beijing) Co., Ltd (元保保险经纪（北京）有限公司).

“Domestic Subsidiary 4”	means Beijing Xingchen Lekang Technology Co., Ltd (北京星辰乐康科技有限公司).

“Domestic Subsidiaries”	means collectively, the Domestic Subsidiary 1, the Domestic Subsidiary 2, the Domestic Subsidiary 3 and the Domestic Subsidiary 4.

“Drag-Along Holders”	has the meaning ascribed to it in Article 134.

“Drag-Along Transaction”	has the meaning ascribed to it in Article 134.

“ESOP”	means the employee share option plan of the Company to be adopted as soon as practicable after the Closing and such other arrangements, contracts, or plans as are recommended by the manager and approved by the Board and as amended from time to time in accordance with these Articles and the Shareholders Agreement.

“Founder Parties”	means collectively, the Key Parties and the Founder Holdcos, and an “Founder Party” means any of them.

“First Refusal Period”	has the meaning ascribed to it in Article 11A(c).

“Founder Holdcos”	means Global Running Lion Limited and Global Fable Orange Limited, and a “Founder Holdco” means any of them.

“Franchise”	means Franchise Fund LP.

“Government Authority”	means any nation or government or any province or state or any other political subdivision thereof, and any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”	means each of the Company, the HK Company, the WFOE, the Domestic Company, the Domestic Subsidiaries and each other entity (i) that is directly or indirectly controlled by the Company, the HK Company or the Domestic Company, the WFOE, the Domestic Subsidiaries or (ii) whose results of operations and financial conditions are consolidated with those of the Company for financial reporting purpose in accordance with the applicable accounting principles, and “Group Companies” refers to all of the Group Companies collectively.

“HK Company”	means Yuanbao (Hong Kong) Limited, a limited liability established under the laws of Hong Kong.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hike”	means Hike Capital L.P. and HIKE Capital III L.P., as applicable

“Hike Director”	has the meaning ascribed to it in Article 69.

“IFRS”	means the International Financial Reporting Standards, as amended from time to time.

“Investor(s)”	means the Series Seed Investor and/or the Series Angel Investors and/or Series B Investors and/or the Series C1 Investors and/or the Series C2 Investors.

“Investor Director(s)”	has the meaning ascribed to it in Article 69.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all obligations that are capitalized in accordance with the applicable accounting standards, (7) all obligations under banker’s acceptance, letter of credit or similar facilities, (8) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (9) all obligations in respect of any interest rate swap, hedge or cap agreement, and (10) all guarantees issued in respect of the Indebtedness referred to in clauses (1) through (10) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Key Parties”	means FANG Rui (方锐), SUN Shuli (孙舒立), LI Ying (李颖) and WANG Bo (王波)，and a “Key Party” means any of them.

“Law” or “law”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Liquidation Event”	has the meaning ascribed to it in Article 128.

“Majority of all Preferred Shares”	means holders representing more than fifty percent (50%) of the outstanding Preferred Shares, voting as a single class.

“Member”	means a duly registered holder from time to time of the shares in the capital of the Company.

“Memorandum of Association”	means the Fifth Amended and Restated Memorandum of Association of the Company, as amended and restated from time to time in accordance with Article 20.

“month”	means calendar month.

“New Securities”	shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(i) any Preferred Shares issued pursuant to the Series C2 Share Purchase Agreement or upon the exercise of SCC Warrant, any outstanding securities convertible into Preferred Shares or Ordinary Shares as of the date hereof, or Ordinary Shares issued upon conversion of the Preferred Shares authorized;

(ii) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders (as defined in the Shareholders Agreement) are entitled to participate on a pro rata basis;

(iii) in the aggregate up to 35,522,337 Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement to be approved by the Board in accordance with Article 20 herein;

(iv) those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made, provided that such dividend, distribution or event is duly approved in accordance with the Shareholders Agreement and these Articles; and

(v) any securities offered in an underwritten registered public offering by the Company, as duly approved according to the Shareholders Agreement and these Articles.

“NLVC”	means Northern Light Venture Capital V, Ltd.

“NLVC Director”	has the meaning ascribed to it in Article 69.

“Non-Executive Covenantors”	means SUN Shuli (孙舒立), WANG Bo (王波), LI Ying (李颖) and Global Running Lion Limited (in its capacity with respect to the ordinary shares issued to SUN Shuli ( 孙 舒 立 ), WANG Bo ( 王 波 ) and LI Ying ( 李 颖 ) respectively).

“Non-Selling Shareholder”	has the meaning ascribed to it in Article 11A(b).

“ordinary resolution”	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote, subject to Article 20.

“Equity Securities”	means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“Ordinary Director(s)”	has the meaning ascribed to it in Article 69.

“Ordinary Majority”	shall mean the holders representing more than fifty percent (50%) of the Ordinary Shares then outstanding.

“Ordinary Share Equivalents”	mean any rights, options, or warrants to purchase or exercisable for Ordinary Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Preferred Shares.

“Ordinary Shares”	means the ordinary shares in the capital of the Company, par value of US$0.0001 per share.

“Ordinary Shareholders”	means the holders of the Ordinary Shares of the Company.

“paid-up”	means paid-up and/or credited as paid-up.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Companies”	means the WFOE, the Domestic Company, Domestic Subsidiaries and its or their Subsidiaries or entities otherwise Controlled (including through VIE Structure) by the foregoing (if any), and each, a “PRC Company”

“PRC GAAP”	means the generally accepted accounting principles in the PRC.

“Preferred Majority”	shall mean the holders representing more than two thirds (2/3) of the Preferred Shares then outstanding, voting as a single class.

“Preferred Shares”	shall mean the Company’s redeemable and convertible preference shares of any class or series, including without limitation, the Series Seed Preferred Shares, the Series Angel Preferred Shares, the Series B Preferred Shares, the Series C1 Preferred Shares, and the Series C2 Preferred Shares.

“Preferred Shareholders”	shall mean the holders of the Preferred Shares of the Company.

“Prohibited Transfer”	has the meaning ascribed to it in Article 11B (d).

“Proposed Buyer”	has the meaning ascribed to it in Article 134.

“Permitted Transferee”	has the meaning ascribed to it in Article 11C.

“Qiming”	means Qiming Venture Partners VII, L.P. and Qiming VII Strategic Investors Fund, L.P..

“Qiming Director”	has the meaning ascribed to it in Article 69.

“Qualified IPO”	means a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) registered under the Securities Act with proceeds to the Company of at least US$150 million and an implied, pre-money valuation of US$1.5 billion or more, or in a similar public offering of Ordinary Shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including the Stock Exchange of Hong Kong Limited, provided such public offering is equivalent to the aforementioned in terms of offering proceeds and regulatory approval, and is approved by a majority of the votes of the Directors (including the affirmative votes of all Preferred Shares at least two thirds (2/3) of the Investor Directors) .

“Redeeming Preferred Shares”	has the meaning ascribed to it in Article 19(a).

“Redemption Closing”	has the meaning ascribed to it in Article 19(c).

“Redemption Price”	has the meaning ascribed to it in Article 19(b).

“Redemption Closing Date”	means the date on which the Preferred Shares shall be redeemed as stipulated in Article 19(c).

“Redemption Notice”	has the meaning ascribed to it in Article 19(b).

“Redemption Right Holders”	has the meaning ascribed to it in Article 19(a).

“Redemption Trigger Event”	has the meaning ascribed to it in Article 19(a).

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Refusal Period”	has the meaning ascribed to it in Article 11A (d).

“Second Transfer Notice”	has the meaning ascribed to it in Article 11A (d).

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Series Seed Investor”	means Hike Capital L.P, with respect to each Series Seed Preferred Share it holds in the Company.

“Series Seed Issue Date”	means the date of the first sale and issuance of the Series Seed Preferred Shares.

“Series Seed Issue Price”	means the price per share of US$0.1300 at which the Series Seed Preferred Shares were issued on the Series Seed Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series Seed Preference Amount”	has the meaning ascribed to it in Article 128(d).

“Series Seed Preference Dividends”	has the meaning ascribed to it in Article 103(b).

“Series Seed Preferred Shares”	means the series seed preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series Seed Preferred Shareholder(s)”	means the holder(s) of the Series Seed Preferred Shares of the Company.

“Series Seed Purchase Agreement”	means the Share Purchase Agreement by and among the Key Parties, the Company, the HK Company, the Domestic Company the Series Seed Investor and certain other parties thereto dated as of January 22, 2020.

“Series Angel Investor(s)”	means NLVC and/or Hike, with respect to each Series Angel Preferred Share each of them holds in the Company.

“Series Angel Issue Date”	means the date of the first sale and issuance of the Series Angel Preferred Shares.

“Series Angel Issue Price”	means the price per share of US$0.2275 at which the Series Angel Preferred Shares were issued on the Series Angel Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series Angel Preference Amount”	has the meaning ascribed to it in Article 128(c).

“Series Angel Preference Dividends”	has the meaning ascribed to it in Article 103(b).

“Series Angel Preferred Shares”	means the Series Angel preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series Angel Preferred Shareholder(s)”	means the holder(s) of the Series Angel Preferred Shares of the Company.

“Series Angel Purchase Agreement”	means the Share Purchase Agreement by and among the Key Parties, the Company, the HK Company, the Domestic Company, the WFOE, the Series Angel Investors and certain other parties thereto dated as of March 27, 2020.

“Series B Investor(s)”	means Qiming, SIG, NLVC, Deep Mind Holdings Limited and/or Hike, with respect to each Series B Preferred Share each of them holds in the Company.

“Series B Issue Date”	means the date of the first sale and issuance of the Series B Preferred Shares.

“Series B Issue Price”	means the price per share of US$0.6620 at which the Series B Preferred Shares were issued on the Series B Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series B Preference Amount”	has the meaning ascribed to it in Article 128(b).

“Series B Preference Dividends”	has the meaning ascribed to it in Article 103(b).

“Series B Preferred Shares”	means the Series B preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series B Preferred Shareholder(s)”	means the holder(s) of the Series B Preferred Shares of the Company.

“Series B Purchase Agreement”	means the Share Purchase Agreement by and among the Key Parties, the Company, the HK Company, the Domestic Company, the WFOE, the Series B Investors and certain other parties thereto dated as of September 30, 2020.

“Series C1 Investor(s)”	means SCC, SINO-FRENCH (INNOVATION) FUND II, Qiming, SIG, NLVC, Deep Mind Holdings Limited and/or Hike with respect to each Series C1 Preferred Share each of them holds in the Company.

“Series C1 Issue Date”	means the date of the first sale and issuance of the Series C1 Preferred Shares.

“Series C1 Issue Price”	means the price per share of US$2.1405 at which the Series C1 Preferred Shares were issued on the Series C1 Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series C1 Preference Amount”	has the meaning ascribed to it in Article 128(a).

“Series C1 Preference Dividends”	has the meaning ascribed to it in Article 103(b).

“Series C1 Preferred Shares”	means the Series C1 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series C1 Preferred Shareholder(s)”	means the holder(s) of the Series C1 Preferred Shares of the Company.

“Series C2 Investor(s)”	means SIG and/or Franchise with respect to each Series C2 Preferred Share each of them holds in the Company.

“Series C2 Issue Date”	means the date of the first sale and issuance of the Series C2 Preferred Shares.

“Series C2 Issue Price”	means the price per share of US$2.1405 at which the Series C2 Preferred Shares were issued on the Series C2 Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series C2 Preference Amount”	has the meaning ascribed to it in Article 128(a).

“Series C2 Preference Dividends”	has the meaning ascribed to it in Article 103(b).

“Series C2 Preferred Shares”	means the Series C2 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set forth in these Articles.

“Series C2 Preferred Shareholder(s)”	means the holder(s) of the Series C2 Preferred Shares of the Company.

“Selling Shareholders” and “Selling Shareholder”	have the meaning ascribed to it in Article 11A(b).

“Share” and “Shares”	mean a share or shares in the capital of the Company and includes a fraction of a share.

“Share Premium Account”	means the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.

“Shareholders Agreement”	means the Fourth Amended and Restated Shareholders Agreement by and among the Key Parties, the Founder Holdcos, the Group Companies, the Investors and certain other parties thereto dated as of April 13, 2021.

“Series C2 Share Purchase Agreement”	means the Share Purchase Agreement by and among the Key Parties, the Group Companies and the Series C2 Investors dated as of April 13, 2021.

“Share Restriction Agreements”	means (i) a certain amended and restated share restriction agreement entered into by and among the Company, FANG Rui (方锐), Global Fable Orange Limited and the Investors dated April 13, 2021; and (ii) a certain amended and restated share restriction agreement entered into by and among the Company, the Key Parties, Global Running Lion Limited and the Investors dated April 13, 2021.

“SCC”	means GEOMETRY VENTURES LIMITED and Quadrant Ventures Limited

“SCC Director”	has the meaning ascribed to it in Article 69.

“SCC Warrant”	shall have the meaning as defined in the Series C1 Share Purchase Agreement.

“Share Sale”	means the acquisition of any Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of such Group Company’s voting power outstanding before such transaction is transferred

“Special Resolution”	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given, by no less than two thirds (or such greater number as may be specified in these Articles) of the vote cast, as provided in the Law, or a written resolution passed by unanimous written consent of all Members entitled to vote, subject to Article 20.

“Statute”	means the Companies Act (AS AMENDED) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the U.S. GAAP, PRC GAAP, IFRS or other accounting principles approved by the Majority of all Preferred Shares, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes but not limited to the HK Company, the WFOE, the Domestic Company and the Domestic Subsidiaries.

“Subsequent Non-Selling Shareholders ” and “Subsequent Non-Selling Shareholder”	have the meaning ascribed to it in Article 11A(d)

“Super Voting Right”	has the meaning ascribed to it in Article 20(d)

“Trade Sale”

means any of the following events:

(i) the Share Sale;

(ii)  the sale, transfer or other disposition of all or substantially all of the assets of any Group Company; or

(iii)  the exclusive licensing of all or substantially all of any Group Company’s intellectual properties.

“Transaction Documents”	with respect to Series Seed Investor, the Transaction Documents refer to those as defined in the Series Seed Purchase Agreement (including those duly amended and restated versions from time to time); with respect to Series Angel Investors, the Transaction Documents refer to those as defined in the Series Angel Purchase Agreement; with respect to Series B Investors, the Transaction Documents refer to those as defined in the Series B Purchase Agreement; with respect to Series C1 Investors, the Transaction Documents refer to those as defined in the Series C1 Share Purchase Agreement; and with respect to Series C2 Investors, the Transaction Documents refer to those as defined in the Series C2 Share Purchase Agreement.

“Transfer”	shall mean sell, assign, transfer or dispose of in any way the Shares to any Person, whether directly or indirectly.

“Transfer Shares”	has the meaning ascribed to it in Article 11A (b).

“Transfer Notice”	has the meaning ascribed to it in Article 11A (b).

“U.S. GAAP”	means the generally accepted accounting principles in the United States.

“VIE Structure”	means the investment structure in which a PRC-domiciled operating entity and its PRC shareholder(s) enter into a number of contracts with a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor pursuant to which the foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor achieves Control of the PRC-domiciled operating entity and consolidates the financials of the PRC-domiciled entity with those of the non-PRC investor.

“WFOE”	means Yuanbao Kechuang (Beijing) Technology Co., Ltd. (元保科创（北京）科技有限公司).

In the Articles:

1.1	words importing the singular number include the plural number and vice-versa;

1.2	words importing the masculine gender include the feminine gender;

1.3	words importing persons include corporations;

1.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

1.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time.

1.6

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.7	headings are inserted for reference only and shall be ignored in construing these Articles;

1.8	any reference to any Person shall be construed so as to include its successors in title, permitted assigns and transferees; and

1.9	in these Articles Section 8 of the Electronic Transactions Act (2003 Revision) shall not apply.

2	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

CERTIFICATES FOR SHARES

4

Share certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Share certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5

Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6

Subject to the relevant provisions, if any, in the Memorandum of Association and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

7

The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8

The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9

The Directors may in their absolute discretion decline to register any transfer of Shares with reasonable cause. The Directors shall register any transfer of Shares except where holders proposing or effecting the transfers of the Shares are subject to binding written agreements with the Company which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms. If the Directors refuse to register a transfer, they shall notify the transferee within five (5) Business Days of such refusal, providing a detailed explanation of the reason therefor. Notwithstanding the foregoing, if a transfer complies with the holder’s transfer obligations and restrictions set forth in agreements with the Company, the Directors shall register such transfer.

10

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

RESTRICTIONS ON TRANSFERS OF ORDINARY SHARES

11

The Shares are subject to transfer restrictions as set forth in these Articles and the Shareholders Agreement. The Company will register transfers of Shares that are made in accordance with these Articles and the Shareholders Agreement and will not register transfers of Shares that are made in violation of these Articles and the Shareholders Agreement. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of Members.

11 A.	Non-Selling Shareholders’ Right of First Refusal on Transfer of Ordinary Shares:

(a)

Restriction on Transfers. Subject to Article 11C, each Ordinary Shareholder may not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its Ordinary Shares to any Person, whether directly or indirectly, except in compliance with Article 11A and Article 11B.

(b)

Notice of Sale. To the extent the applicable consent is given pursuant to Article 11 C, if any Ordinary Shareholder (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”) proposes to sell or transfer, directly or indirectly, any of its Ordinary Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to each holder of the Preferred Shares (the “Non-Selling Shareholder”) and to the Company, which Transfer Notice shall include: (i) the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed sale or transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the sale or transfer is obtainable on the terms set forth in the Transfer Notice.

(c)

First Notice of Purchase. Each Non-Selling Shareholder shall be entitled to purchase all or any part of such Non-Selling Shareholder’s pro rata share of the Transfer Shares at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within twenty (20) Business Days after the receipt of the Transfer Notice (the “First Refusal Period”) stating therein the number of Transfer Shares to be purchased. If a Non-Selling Shareholder exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then such Non-Selling Shareholder and the Selling Shareholder shall complete the purchase and sale of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice in accordance with the then executed definitive agreements. A failure by a Non-Selling Shareholder to respond within such prescribed period shall constitute a decision by such Non-Selling Shareholder not to exercise its right to purchase such Transfer Shares. For purposes of this clause (c), each Non-Selling Shareholder’s pro rata share of the Transfer Shares shall be equal to the number of Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (on an as-converted and fully diluted basis) held by such Non-Selling Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares held by all Non-Selling Shareholders (on an as converted and fully diluted basis) on the date of the Transfer Notice.

(d)

Second Transfer Notice; Over-Allotment. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver a written notice thereof (the “Second Transfer Notice”), within two (2) days after the expiration of the First Refusal Period, to each Non-Selling Shareholder that elected to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares (each, a “Subsequent Non-Selling Shareholder” and collectively, the “Subsequent Non-Selling Shareholders”). Each Subsequent Non-Selling Shareholder shall have five (5) Business Days from the date of the receipt of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such over-allotment exceeds the total number of the remaining Transfer Shares available for purchase, the over-purchasing Subsequent Non-Selling Shareholders will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of remaining Transfer Shares equal to the lesser of (a) the number of the additional Transfer Shares it proposes to purchase; and (b) the product obtained by multiplying (i) the number of the remaining Transfer Shares available for over-purchase by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on an as converted and fully diluted basis) held by such over-purchasing Subsequent Non-Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on an as converted and fully diluted basis) held by all the over- purchasing Subsequent Non-Selling Shareholders on the date of the Transfer Notice. Each over-purchasing Subsequent Non-Selling Shareholder and the Selling Shareholder shall be obligated to consummate the purchase and sale of such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this Article11A (d) in accordance with the then executed definitive agreements and the Selling Shareholder shall so notify such Subsequent Non-Selling Shareholders within fifteen (15) Business Days from the date of the Second Transfer Notice.

(e)

Non-Exercise. Subject to the provisions of Article 11B, in the event the Non-Selling Shareholder fails to purchase all of the Transfer Shares within the above-prescribed period, the Selling Shareholder shall have twenty (120) days after delivery of the Transfer Notice to each Non-Selling Shareholder to sell such Transfer Shares at a price upon terms and conditions no more favorable to the transferee than specified in the original Transfer Notice, provided that, as a condition precedent to the validity of such transfer or assignment, (i) such transfer is effected in compliance with all applicable laws, and (ii) the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of the Shareholders Agreement as if it were an original party thereto. In the event that the Selling Shareholder has not sold the Transfer Shares within such prescribed period, the Selling Shareholder shall not thereafter sell any Shares without first offering such Shares to the Non-Selling Shareholders in the manner provided in Article 11A and Article 11B.

(f)

Closing. If any Non-Selling Shareholder elects to purchase the Transfer Shares pursuant to this Section 11A, then the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, at a place and time agreed by the Selling Shareholder and each Non-Selling Shareholder that has elected to purchase all or part of the Transfer Shares.

11 B.	Non-Selling Shareholders’ Right of Co-Sale:

(a)

To the extent any Non-Selling Shareholder does not exercise its respective rights of first refusal as to all of the Transfer Shares pursuant to Article 11A, such Non-Selling Shareholder (a “Co-Sale Right Holder”) shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within twenty (20) Business Days after the receipt of the Transfer Notice, to participate in the sale of any Transfer Shares to the extent of such Co-Sale Right Holder’s Pro Rata Co-Sale Share at the same price and upon the same terms and conditions indicated in the Transfer Notice. A failure by any Co-Sale Right Holder to respond within such prescribed period shall constitute a decision by such Co-Sale Right Holder not to exercise its right of co-sale as provided herein. To the extent one (1) or more of the Co-Sale Right Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each Co-Sale Right Holder shall be subject to the following terms and conditions:

(i)

each Co-Sale Right Holder may sell all or any part of its Pro Rata Co-Sale Share of the Transfer Shares. A Co-Sale Right Holder’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares shall mean that number of Ordinary Shares (or that number of Preferred Shares which, if converted at the current conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as converted basis) then held by such Co-Sale Right Holder exercising co-sale rights pursuant to this Article 11 B, divided by (ii) the total number of Ordinary Shares held by the Selling Shareholder plus the total number of Ordinary Shares then held by all Co-Sale Right Holders exercising co-sale rights pursuant to this Article 11B, on an as converted basis. As used in this definition, the phrase “on an as converted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other Convertible Securities. Notwithstanding the foregoing, if the transfer of the Transfer Shares by the Selling Shareholder(s) will result in a change of Control of the Company, each Co-Sale Right Holder shall be entitled to sell up to all of its Shares (no more than the maximum number of Transfer Shares identified in the Transfer Notice) to the prospective purchaser(s).

(ii)

each Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such Co-Sale Right Holder and a transfer form signed by such Co-Sale Right Holder, which indicates:

(1)	the number of Ordinary Shares which such Co-Sale Right Holder elects to sell;

(2)	that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Right Holder elects to sell; or

(3)	any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Right Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

(b)

Procedure at Closing. The share certificate or certificates that such Co-Sale Right Holder delivers to the Selling Shareholder pursuant to Article 11B(ii) shall be transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Co-Sale Right Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Right Holder. In selling their Shares pursuant to their co-sale right hereunder, the Co-Sale Right Holders shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

(c)

Non-Exercise. Subject to Article 11A, to the extent the Co-Sale Right Holders do not elect to participate in the sale of Transfer Shares pursuant to the Transfer Notice, the Selling Shareholder may, not later than one hundred and twenty (120) days following delivery of the Transfer Notice to each Non-Selling Shareholder, effect a transfer of the Transfer Shares covered by the Transfer Notice and not elected to be sold by the Co-Sale Right Holders. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Article 11A and Article 11B.

(d)	Prohibited Transfer.

(i)

Prohibited Transfer. In the event a Selling Shareholder should sell any Transfer Shares in disregard or contravention of Article 11A, Article 11B, or Article 20 (a “Prohibited Transfer”), the Non-Selling Shareholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Shareholder shall be bound by the applicable provisions of such option.

(ii)

Put Right. Without prejudice to any other rights and remedies available to any Non-Selling Shareholder, in the event of a Prohibited Transfer, each Non-Selling Shareholder shall have the right to sell to the Selling Shareholder the type and number of Ordinary Shares equal to the number of Shares such Non-Selling Shareholder would have been entitled to transfer to the purchaser under Article 11B hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(1)

The price per share at which the Shares are to be sold to the Selling Shareholder shall be equal to the price per share paid by the purchaser to the Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Non-Selling Shareholder for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Non-Selling Shareholder’s rights under this Article 11B.

(2)

Each Non-Selling Shareholder shall, if exercising the option created hereby, deliver to the Selling Shareholder within ninety (90) days after the later of the dates on which the Non-Selling Shareholder (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, a notice describing the type and the number of Shares to be transferred by the Non-Selling Shareholder.

(3)

The Selling Shareholder shall, promptly upon receipt of the notice described in Article 11B(d)(ii)(2) above from the Non-Selling Shareholder(s) exercising the option created hereby, pay to the each such Non-Selling Shareholder the aggregate purchase price for the Shares to be sold by such Non-Selling Shareholder, and the amount of reimbursable fees and expenses, as specified in Article 11B(d)(ii)(1), in cash or by other means acceptable to the Non-Selling Shareholder.

(4)

Upon receipt of full payment of the amount due from the Selling Shareholder, the Non-Selling Shareholder shall deliver to the Selling Shareholder the certificate or certificates representing Shares to be sold, together with a transfer form signed by the Non-Selling Shareholder transferring such shares.

(5)

Notwithstanding the foregoing, any attempt by a Selling Shareholder to transfer any of the Transfer Shares in violation of Article 11A, Article 11B or Article 20 shall be void, and the Company undertakes it will not effect such a transfer nor will treat any alleged transferee as the holder of such shares without the written consent of the Preferred Majority.

11 C.	Restrictions on Transfers:

From the Series Seed Issue Date until the consummation of a Qualified IPO, subject to Article 11A, Article 11B and the provisions of any severance agreement that the Founder Parties may enter into, the Founder Parties agrees that, without the prior written consent of the Preferred Majority, he/she/it shall not, directly or indirectly, sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of Shares he/she/it holds in the Company or any of other Group Companies, except (i) the transfer of the Shares held by such Key Party to the applicable Key Party’s parents, children, spouse, or to a custodian, trustee, executor, or other fiduciary for the benefit of such Key Party or such Key Party’s parents, children, spouse for bona fide estate planning purposes and/or the wholly-owned affiliates of such Key Parties (each such transferee, a “Permitted Transferee”) up to ten percent (10%) of the Ordinary Shares that each of the Key Parties holds at the time of transfer. Each Permitted Transferee shall not, directly or indirectly, sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of Shares he/she/it holds in the Company or any of other Group Companies, and shall enter into a concerted action agreement with the corresponding Key Party to ensure that the voting rights of the transferred Shares remain with such Key Party; or (ii) the transfer of no more than one percent (1%) of the total outstanding Shares of the Company on a fully diluted and as converted basis which is indirectly held by FANG Rui (方锐) through Global Fable Orange Limited after the Closing; for the avoidance of doubt, such transfer shall not be subject to the transfer restriction in Article 11A or any other agreement entered into between FANG Rui (方锐) and other Shareholders. In the case that any Share is held by its ultimate beneficial owner through one or more level of holding companies (including without limitation, the Founder Holdcos), any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of change the beneficial ownership of such Share shall be deemed as an indirect transfer of such Shares. The Parties agree that the restrictions on the transfer of the Shares held by the Founder Party contained in this Articles shall apply to such indirect transfer and shall not be circumvented by means any indirect transfer of the Shares.

Notwithstanding anything to the contrary contained herein, the transfer restrictions in this Article 11A, Article 11B and Article 11C shall not apply to any sale or transfer of Shares for the purpose of implanting of the ESOP of the Company (the “ESOP Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholders to their satisfaction and that any such ESOP Permitted Transferee agrees in writing to be bound by the Shareholders Agreement, Share Restriction Agreements applicable to the Founder Parties and Memorandum of Association in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such ESOP Permitted Transferee of any provision hereunder.

11 D.	With Respect to Shares Owned by the Investors:

For the avoidance of doubt, each Investor may freely transfer any Shares of the Company now or hereafter owned or held by it without limitation; provided that (i) such transfer is effected in compliance with all applicable laws, (ii) the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Articles and the Shareholders Agreement as a “Series Seed Investor”, “Series Angel Investor”, “Series B Investor”, “Series C1 Investor” or “Series C2 Investor” (if not already a Party hereto), as applicable, upon and after such transfer, and (iii) the transferee is not a competitor of the Group Companies as listed in Exhibit C of the Shareholders Agreement, which list of competitors may be updated every six (6) months with the prior written approval of a majority of the votes of the Directors (including the affirmative votes of all Preferred Shares at least two thirds (2/3) of the Investor Directors), and except as otherwise agreed by a majority of the votes of the Directors (including the affirmative votes of all Preferred Shares at least two thirds (2/3) of the Investor Directors), the competitor list shall include no more than six (6) competitors. Notwithstanding the foregoing, provided that if any Investor proposes to transfer part or all of the Equity Securities it holds in the Company to any potential purchaser (the “Potential Purchaser”), such Investor shall send a notice to the Company and the Board to notify such proposed transfer (including the information of the Potential Purchaser), and after the receipt of such notice sent by such Investor, the majority of the votes of the Directors (including the affirmative votes of all Preferred Shares at least two thirds (2/3) of the Investor Directors) shall not update the Potential Purchaser into the competitor list within six (6) months following the receipt of such notice. The Company shall update its register of members upon the consummation of any such permitted transfer. Each Investor shall be entitled to disclose to any bona fide proposed transferee any information, documents or materials concerning the Company known to or in possession of such Investor.

REDEEMABLE SHARES

12 (a)

Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by a Special Resolution determine.

(b)

Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that, except in the case of a purchase in accordance with Article 19, the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute, including out of its capital.

VARIATION OF RIGHTS OF SHARES

13

Subject to Article 20, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders representing at least two thirds (2/3) of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third (1/3) of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

14

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

15

The Company may in so far as the Statute from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or a combination of any of the foregoing. The Company may also on any issue of shares pay such brokerage as may be lawful.

CONVERSION OF PREFERRED SHARES

16

The holders of the Preferred Shares have the following conversion rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of its Applicable Preferred Share Issue Price divided by the then-effective Conversion Price, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Preferred Shares. The “Conversion Price” with respect to a Preferred Share shall initially equal to the Applicable Preferred Share Issue Price, and each shall be adjusted from time to time as provided in Article 17 below. For the avoidance of doubt, the initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1.

(a)

Optional Conversion. Subject to and in compliance with the provisions of this Article 16(a) and subject to complying with the requirements of the Statute, any Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective Conversion Price.

(b)

Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted, based on the then-effective Conversion Price, into Ordinary Shares upon the closing of a Qualified IPO. Any conversion pursuant to this Article 16(b) shall be referred to as an “Automatic Conversion”.

(c)

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-effective Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates for the applicable Preferred Shares, duly endorsed, at the principal office of the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall promptly issue and deliver at such office to such holder of the Preferred Shares a certificate or certificates for, a copy of the Company’s register of Member showing such holder of the Preferred Shares as a holder of the number of Ordinary Shares to which the holder shall be entitled as aforesaid certified by the Company’s share registrar and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. The Preferred Shares converted into Ordinary Shares shall be cancelled and shall not be reissued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preferred Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares being converted.

The Company may give effect to any conversion pursuant to the Articles by one or more of the following methods:

(i)

If the total nominal par value of the Preferred Shares being converted is equal to the total nominal par value of the Ordinary Shares into which such Preferred Shares convert such that each Preferred Share is convertible into one (1) Ordinary Share and both the Preferred Share and the Ordinary Share have the same par value, the Company may, by resolution of the Board, redesignate the Preferred Shares to Ordinary Shares. On re-designation, each Preferred Share to be converted shall become an Ordinary Share with the rights, privileges, terms and obligations of the class of Ordinary Shares and the converted Ordinary Shares shall thenceforth form part of the class of the Ordinary Shares (and shall cease to form part of the class of Preferred Shares for all purposes).

(ii)

The Board may by resolution resolve to redeem the Preferred Shares for the purpose of this Article (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Ordinary Shares in relevant number.

(iii)

The Board may by resolution adopt any other method permitted by Statute including capitalizing reserves to pay up new Ordinary Shares, or by making a fresh issue of Ordinary Shares, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by law or the Articles.

(d)

Availability of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares, free of Liens of any kind, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company shall take such corporate action as may, in accordance with the Articles and the Statute, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(e)

Cessation of Certain Rights on Conversion. Subject to Article 16(c), on the date of conversion of any series of Preferred Shares to Ordinary Shares, the holder of the Preferred Shares to be converted shall cease to be entitled to any rights in respect of such Preferred Shares and accordingly his name shall be removed from the register of Members as the holder of such Preferred Shares and shall correspondingly be inserted onto the register of Members as the holder of the number of Ordinary Shares into which such Preferred Shares convert.

(f)	Ordinary Shares Resulting from Conversion. The Ordinary Shares resulting from the conversion of the Preferred Shares:

(i)	shall be credited as fully paid and non-assessable;

(ii)	shall rank pari passu in all respects and form one class with the Ordinary Shares then issued; and

(iii)	shall entitle the holder to all dividends payable on the Ordinary Shares by reference to a record date after the date of conversion.

ADJUSTMENT TO CONVERSION PRICE

17 (a)	Special Definitions. For purposes of this Article 17, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Convertible Securities” shall mean any notes, debentures, preferred shares or other securities or rights which are ultimately convertible into or exchangeable for Ordinary Shares.

(iii)

“Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Share Equivalents (including reissued shares) issued (or, pursuant to Article 17(c), deemed to be issued) by the Company, other than:

(A)	Ordinary Shares issued upon conversion of Preferred Shares;

(B)

in the aggregate up to 35,522,337 Ordinary Shares (including any of such shares which are repurchased) issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement approved by the Board of Directors and in accordance with Article 20 hereof;

(C)	those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 17(f), 17(g) or 17(h) hereof;

(D)	Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company;

(E)	any Shares and securities issued pursuant to a Qualified IPO;

(F)	any Preferred Shares issued under the Share Purchase Agreement, and any Ordinary Shares issued pursuant to the conversion thereof.

(b)

No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price for any series of Preferred Shares shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for any Additional Ordinary Share issued or deemed to be issued by the Company is less than the applicable Conversion Price of each such Preferred Share in effect on the date of any immediately prior to such issue.

(c)

Deemed Issuance of Additional Ordinary Shares. In the event the Company issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 17(e) hereof) of such Additional Ordinary Shares would be less than the applicable Conversion Price for the Preferred Shares in effect on the date of and immediately prior to such issue, or such record date, and provided, further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)

no further adjustment in the applicable Conversion Price for the Preferred Shares shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price for the Preferred Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price for the Preferred Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)

in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no re-adjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the applicable Conversion Price for Preferred Shares to an amount which exceeds the lower of (i) the applicable Conversion Price for Preferred Shares on the original adjustment date, or (ii) the applicable Conversion Price for the Preferred Shares that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such re-adjustment date; and

(v)

in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Conversion Price for the Preferred Shares shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)

Adjustment of Conversion Price upon Issuance of Additional Ordinary Shares . In the event that the Company shall issue Additional Ordinary Shares for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) that is less than the applicable Conversion Price of a Preferred Share in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price for such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below. The mathematical formula for determining the adjusted Conversion Price is as follows and is subject to the more detailed textual description set forth thereafter:

AP = OP * (OS + (NP/OP))/(OS + NS)

WHERE:

AP =	adjusted Conversion Price

OP =	old Conversion Price

OS =

the number of outstanding Ordinary Shares immediately before the Additional Ordinary Shares are issued or sold, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding Ordinary Share Equivalents immediately before the Additional Ordinary Shares are issued or sold

NP =	the total consideration received for the issuance or sale of Additional Ordinary Shares

NS =	the number of Additional Ordinary Shares issued or sold

(e)	Determination of Consideration. For purposes of this Article 17, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors (including the affirmative votes of all Investor Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Directors (including the affirmative votes of all Investor Directors).

(ii)

Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 17(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)

the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)

the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the applicable Conversion Price for the Preferred Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the applicable Conversion Price for the Preferred Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Other Distributions. In the event the Company makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event, provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 17 with respect to the rights of the holders of the Preferred Shares.

(h)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the holder of each applicable Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the applicable series of Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)

No Impairment. The Company shall not, by amendment of these Articles or its Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Article 17 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Preferred Shares hereunder against impairment.

(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or re-adjustment of the applicable Conversion Price for the Preferred Shares pursuant to this Article 17, the Company shall, at its expense, promptly compute such adjustment or re-adjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or re-adjustment and showing in detail the facts upon which such adjustment or re-adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and re-adjustments, (ii) the applicable Conversion Prices for the Preferred Shares at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Shares.

(k)	Miscellaneous.

(i)

All calculations under this Article 17 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Ordinary Shares to be issued to each holder of Preferred Shares if not a whole number (but part or fraction of an Ordinary Share), shall be rounded up to the nearest multiple of one (1) Ordinary Share such that the resultant aggregate number of Ordinary Shares to be issued to such holder of Preferred Shares shall be a whole number.

(ii)

The holders representing more than fifty percent (50%) of each series of Preferred Shares shall have the right to challenge any determination by the Directors of fair value pursuant to this Article 17, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)

No adjustment in the applicable Conversion Price for Preferred Shares need be made if such adjustment would result in a change in such applicable Conversion Price of less than US$0.005. Any adjustment of less than US$0.005 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.005 or more in the applicable Conversion Price for Preferred Shares.

NOTICES OF RECORD DATE

18	In the event that the Company shall propose at any time:

(a)

to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)	to offer for subscription to the holders of any class or series of its shares on a pro-rata basis, any additional shares of shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)

to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall send to the holders of the Preferred Shares:

(i)

at least twenty (20) days’ prior written notice specifying the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(ii)

in the case of the matters referred to in (c) and (d) above, at least twenty (20) days’ prior written notice specifying the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Shares at the address for each such holder as shown on the books of the Company.

REDEMPTION RIGHTS

19 (a)

In addition to all other rights of the holders of Preferred Shares (collectively, the “Redemption Right Holders”, and each, a “Redemption Right Holder”) contained herein and under the Transaction Documents, at any time and from time to time after the Closing, upon written notice of any Redemption Right Holder, the Company shall redeem all or a portion of the Preferred Shares held by such holder required to be redeemed (the “Redeeming Preferred Shares”) at the applicable Redemption Price, provided that:

(i)	the Company fails to consummate a Qualified IPO prior to the fifth (5th) anniversary of the Closing;

(ii)	any material breach of the Transaction Documents by any Covenantors of any of their representations, warranties, covenants or other obligations under the Transaction Documents;

(iii)

FANG Rui ( 方 锐 ) ceases to be a full-time employee of the Group Companies for any reason after his establishment of the employment relationship with any Group Company and/or ceases to serve as the CEO or other senior management position of the Company;

(iv)

the occurrence of any material adverse change in the regulatory environment which causes the Control Documents and the VIE Structure contemplated under the Control Documents to be invalid under the applicable laws, and no substituted scheme has been presented and approved by the Preferred Majority within three (3) months after such invalidation; (each of the forgoing, the “Redemption Trigger Event”, and collectively the “Redemption Trigger Events”).

(b)

In the event that a Redemption Right Holder is entitled and elects to exercise the redemption rights pursuant to Article 19(a), such holder shall deliver to the Company a written notice (a “Redemption Notice”) of the election by such holder to exercise its redemption rights under this Article 19. Following receipt of such Redemption Notice, the Company shall within fifteen (15) business days give a written notice to each non-requesting Redemption Right Holder, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the Redemption Right Holder(s) have elected redemption of all or a portion of such series of the Preferred Shares pursuant to the provisions of this Article 19, and specify the anticipated Redemption Closing Date (as defined below), the applicable Redemption Price, and the mechanics of redemption.

The redemption price at which a Preferred Share to be redeemed (the “Redemption Price”) shall be equal to the highest of the followings:

(i)	IP + (IP×8%)×N +D, where

IP = the Applicable Preferred Share Issue Price;

N = a fraction, the numerator of which is the number of calendar days between the Applicable Issue Date with respect to such Redeeming Preferred Shares and the date on which the Redemption Price with respect to such Redeeming Preferred Shares is paid and the denominator of which is 365, and

D = all declared but unpaid dividends on the Preferred Share required to be redeemed up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

or

(ii)	one hundred and twenty percent (120%) of the Applicable Preferred Share Issue Price, plus all declared but unpaid dividends;

or

(iii)

the fair market value of such Preferred Share determined by an independent appraiser selected jointly by the Company, the Key Parties and the holder(s) of a majority of such Redeeming Preferred Shares.

(c)

Each redemption of the Preferred Shares pursuant to Article 19(a) to (b) shall have its closing (the “Redemption Closing”) on a date no later than forty-five (45) business days immediately after the date of receipt by the Company of the Redemption Notice or such earlier date as the holder(s) of a majority of such Redeeming Preferred Shares and the Company may mutually agree in writing (such closing date, the “Redemption Closing Date”). At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefore, redeem any Preferred Share, as the case may be, held by each holder by paying in cash therefore the applicable Redemption Price, as the case may be, against surrender by such holder of the certificate representing such share. From and after the Redemption Closing, if the Company make the full payment of the applicable Redemption Price available to a holder of a Preferred Share, all rights of the holder of such Preferred Share (except the right to receive the applicable Redemption Price therefore) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(d)

Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 19 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, (i) those assets or funds which are legally available shall (aa) firstly, be used to redeem or repurchase the Series C1 Preferred Shares and the Series C2 Preferred Shares from the holder thereof to be redeemed or repurchased, and if the assets or funds which are legally available for redemption are insufficient to pay the aggregate Redemption Price for such Series C1 Preferred Shares and the Series C2 Preferred Shares, such assets and funds legally available shall be distributed ratably among the Series C1 Preferred Shareholders and the Series C2 Preferred Shareholders requesting for redemption in proportion to the aggregate Redemption Price each such Series C1 Preferred Shareholder and such Series C2 Preferred Shareholder is entitled to receive with respect to the Series C1 Preferred Shares and the Series C2 Preferred Shares to be redeemed; (bb) secondly, after the aggregate Redemption Price for all Series C1 Preferred Shares and Series C2 Preferred Shares requested to be redeemed have been paid in full, be used to redeem or repurchase the Series B Preferred Shares from the holder thereof to be redeemed or repurchased, and if the remaining assets or funds which are legally available for redemption are insufficient to pay the aggregate Redemption Price for such Series B Preferred Shares, such remaining assets and funds legally available shall be distributed ratably among the Series B Preferred Shareholders requesting for redemption in proportion to the aggregate Redemption Price each such Series B Preferred Shareholder is entitled to receive with respect to the Series B Preferred Shares to be redeemed; (cc) thirdly, after the aggregate Redemption Price for all Series C1 Preferred Shares, Series C2 Preferred Shares and Series B Preferred Shares requested to be redeemed have been paid in full, be used to redeem or repurchase the Series Angel Preferred Shares from the holder thereof to be redeemed or repurchased, and if the remaining assets or funds which are legally available for redemption are insufficient to pay the aggregate Redemption Price for such Series Angel Preferred Shares, such remaining assets and funds legally available shall be distributed ratably among the Series Angel Preferred Shareholders requesting for redemption in proportion to the aggregate Redemption Price each such Series Angel Preferred Shareholder is entitled to receive with respect to the Series Angel Preferred Shares to be redeemed; (dd) fourthly, after the aggregate Redemption Price for all Series C1 Preferred Shares, Series C2 Preferred Shares, Series B Preferred Shares and Series Angel Preferred Shares requested to be redeemed have been paid in full, be used to redeem or repurchase the Series Seed Preferred Shares from the holder thereof to be redeemed or repurchased, and if the remaining assets or funds which are legally available for redemption are insufficient to pay the aggregate Redemption Price for such Series Seed Preferred Shares, such remaining assets and funds legally available shall be distributed ratably among the Series Seed Preferred Shareholders requesting for redemption in proportion to the aggregate Redemption Price each such Series Seed Preferred Shareholder is entitled to receive with respect to the Series Seed Preferred Shares to be redeemed; and (ii) the Company shall execute and deliver to each holder a promissory note for the full amount of the redemption payment due but not paid to such holder pursuant to clause (i) above; provided, that the full amount due under such promissory note shall accrue interest daily (on the basis of a 365-day year) at a simple rate of eight percent (8%) per annum. In any case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeeming Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Preferred Share on the Redemption Closing Date, and each Redeeming Preferred Share shall remain entitled to all of its rights, including without limitation its voting rights, in respect of each Redeeming Preferred Share, and each of the Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each Redeeming Preferred Share has been paid in full whereupon all such rights shall automatically cease.

(e)

Distribution of Profits of Subsidiaries. To the extent permitted by law, the Company shall procure that the profits of each Subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such dividend upstream, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 19.

(f)

Other Limited Redemption. If the Company is otherwise prohibited by applicable law from redeeming all Preferred Shares to be redeemed at the Redemption Closing, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due.

(g)

Un-redeemed Shares. Without limiting any rights of the holders of Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the applicable Redemption Price has been paid in full with respect to such shares.

(h)

Each of the Founder Parties (except the Non-Executive Covenantors) hereby irrevocably and unconditionally guarantees to each of the Preferred Shareholders the proper and punctual performance by the Company of the Company’s obligations under this Article 19. Notwithstanding anything to the contrary herein, in the event that the Company fails to pay the Redemption Price in full pursuant to these Articles, the Founder Parties (except the Non-Executive Covenantors) shall be jointly and severally liable to the remaining amounts of the Redemption Price. The obligations of the Founder Parties (except the Non-Executive Covenantors) shall be secondary to the Company and the aggregate liability of the Founder Parties (except the Non-Executive Covenantors) in respect of all claims under this Article 19 shall not exceed the then aggregate fair market value of the Shares held by the Founder Parties (except the Non-Executive Covenantors) at the time the Redemption Right Holders make a claim with the Founder Parties (except the Non-Executive Covenantors), provided always that the foregoing limitation shall not apply in the case of fraud, intentional misrepresentation or wilful breach on the part of such Founder Party.

PROTECTIVE PROVISIONS

20	Protective Provisions.

(a)

Notwithstanding anything to the contrary herein and in the Shareholders Agreement, and in addition to such other limitations as may be provided herein and any applicable law and for the purpose of the better development of the Group Companies, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in this Article 20(a) involving any of the Group Company without the prior written consent of the Preferred Majority. Notwithstanding anything to the contrary contained herein, where any act listed below requires the approval of the Shareholders in accordance with the Statute, and if the Shareholders vote in favor of such act but the approval of the Preferred Majority has not yet been obtained, the Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1):

(i)

any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of any Preferred Share or any actions that reclassifies any outstanding shares into shares having preference or priority as to dividends or assets senior to or on a parity with the preference of any Preferred Share;

(ii)

any increase, decrease or cancellation of the authorized or issued number of shares of any class or registered capital of any Group Company (except the PRC Companies, under the premise that the shareholding structure of the PRC Companies is unchanged), or any issuance of any securities of any Group Company having preference or priority senior to or on a parity with the preference of any Preferred Share;

(iii)

any authorization, creation, issuance or purchase of any new securities (except the PRC Companies, under the premise that the shareholding structure of the PRC Companies is unchanged), options, warrants or any instruments that are convertible into securities of any Group Company, excluding (x) any issuance of Ordinary Shares upon conversion of any Preferred Share; (y) any issuance of securities as a dividend or distribution on any Preferred Shares; and (z) any issuance of shares under the employee share option plan of the Company approved by the Board;

(iv)

any action that repurchases, redeems or retires any voting securities of any Group Company other than pursuant to Article 19 of these Articles, or any issuance of shares with any repurchase or redemption right;

(v)	any shares subdivision, share splits, reverse share splits, share reclassification or other forms of capital restructuring of any Group Company;

(vi)

any consent to any proceeding seeking liquidation, winding up, dissolution of any Group Company or other Deemed Liquidation Events (as defined in Article 128 of these Articles), reorganization, or arrangement of any Group Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(vii)

entering into new business completely different from the Principle Business of any Group Company or completely different from the business any Group Company plans to conduct, or cessation to conduct the Principle Business of any Group Company as currently conducted;

(viii)	any approval of the sale, transfer or otherwise disposal of the shares of any Group Company (other than any transfer by any Preferred Shareholder);

(ix)	any alteration or amendment to the memorandum and/or articles of association or other charter documents of the Company;

(x)

any disposition of material business, all, material all or a majority of the assets, goodwill, business or intellectual property of the Group Companies outside the annual operation plan of the Group Companies, or any merger, amalgamation, consolidation in excess of RMB10,000,000 or Trade Sale with respect to any Group Company;

(xi)	any increase or decrease in the number of directors of the board of any Group Company or any amendment or change of the rights of the Board;

(xii)	any declaration, set aside or payment of a dividend or other distribution in any kind by any Group Company;

(xiii)

any entering into, termination, modification or waiver of, or any amendment to, any of the Control Documents or any contractual arrangements that would allow the Company to consolidate the financial statements of any person with those of the Company for financial reporting purposes via contractual control;

(xiv)	any action by a Group Company (if applicable) to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

(b)

Notwithstanding anything to the contrary herein and in the Shareholders Agreement, and in addition to such other limitations as may be provided herein and any applicable law and for the purpose of the better development of the Group Companies, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in this Article 20(b) involving any of the Group Company without the prior written consent of the Majority of all Preferred Shares:

(i)

any adoption of or amendment to the annual budget for the Group Companies (including any capital expenditure budget, operating budget and financing plan), which shall be approved prior to the beginning of each financial year;

(ii)

any purchase of assets in excess of RMB 10,000,000 beyond the annual budget approved by the Majority of all Preferred Shares or any equity investment in excess of RMB10,000,000 in any third party by any of the Group Companies;

(iii)	the appointment or removal of any auditor of the Group Companies or any material change in the accounting standard of the Group Companies.

(c)

Notwithstanding anything to the contrary herein, and in addition to such other limitations as may be provided herein and any applicable Law and for the purpose of the better development of the Group Companies, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in this Article 20(c) involving any of the Group Company without the prior written consent of the Board (including the affirmative votes of at least two thirds (2/3) of the Investor Directors):

(i)

the initial public offering of any of the shares or other equity securities of any Group Company, and the determination of the listing venue, underwriter, exchanges, valuation, terms and other conditions of the initial public offering;

(ii)

adoption or amendment or administration of any general or overall employee stock or option incentive plan or any other equity bonus or incentive, purchase or participation plan or other similar plans of any Group Companies for the benefit of employees, officers, directors, contractors, advisors or consultants;

(iii)

assumption of any loan or facility by any Group Company (except for any loan or facility among the Group Companies) in excess of RMB10,000,000 in a single transaction or RMB25,000,000 in aggregate in any consecutive twelve (12) months;

(iv)

any lending of money by any Group Company to any third party (except for any lending of money among the Group Companies) in excess of RMB15,000,000 in a single transaction or in excess of RMB30,000,000 in aggregate in any consecutive twelve (12) months beyond the annual budget approved by the Majority of all Preferred Shares;

(v)	any approval of the appointment, resignation or removal of the chief executive officer and chief financial officer of the Company, HK Company, WOFE and the Domestic Company;

(vi)

any expenditure of the Group Companies in excess of RMB10,000,000 in a single transaction or RMB25,000,000 in aggregate in any consecutive twelve (12) months beyond the annual budget approved by the Majority of all Preferred Shares;

(vii)	any purchase of real estate properties in excess of RMB10,000,000 individually or RMB25,000,000 in aggregate in any consecutive twelve (12) months;

(viii)	any sale, transfer, license, pledge, or otherwise disposal of the trademarks, patent, or other intellectual properties of the Group Companies (except among the Group Companies);

(ix)

any sale, mortgage, pledge, lease, transfer or otherwise disposal of any assets (except for the intellectual properties) of the Group Companies (except among the Group Companies) which is (i) outside the ordinary course of business of the Group Companies and beyond the annual budget, and (ii) in excess of RMB25,000,000 in aggregate in any consecutive twelve (12) months;

(x)	any issuance of any virtual coin, tokens, equivalent exchangeable virtual currency or similar interests in any matter by any Group Company;

(xi)	any increase in compensation of any of the five (5) most highly compensated employees of the Group Companies by more than fifty percent (50%) in any consecutive twelve (12) month period;

(xii)	any settlement of any litigation, arbitration or legal disputes of the Group Companies with the value in excess of RMB10,000,000;

(xiii)

any provision of any guarantee or lien for any third party, or otherwise create encumbrance over the assets of any Group Company in excess of RMB10,000,000 individually or in excess of RMB25,000,000 in aggregate in any consecutive twelve (12) months except for those as set forth in the annual budget approved by the Majority of all Preferred Shares or any guarantee or lien among the Group Companies;

(xiv)

any transaction or series of transactions (except for the Control Documents, employment agreement or purchasing insurance through any Group Company by any of the Group Company’s employees, officers, directors or shareholders or any Affiliate of the foregoing) involving a Group Company, on the one hand, and any other Group Company, or any Group Company’s employees, officers, directors or shareholders or any Affiliate of the foregoing, on the other hand;

(xv)	approval or amendment of the Competitors List of the Company;

(xvi)

any Key Employees (as defined in the Series C2 Share Purchase Agreement) either on his or her own account or through any of his or her Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity (excluding the Group Companies) whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity (excluding the Group Companies);

(xvii)	any appointment of any persons to be members of any committees established by the Board or the Group Company or local boards or any managers or agents;

(xviii)	any action by a Group Company (if applicable) to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

For purposes of this Article 20, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

(d)

Notwithstanding anything to the contrary contained herein and in the Shareholders Agreement, to the fullest extent permitted by the applicable law, the Parties further agree that the Ordinary Shares held by FANG Rui (方锐) directly or indirectly in the Company shall be entitled to four (4) votes per share on all matters submitted for shareholders’ approval (the “Super Voting Right”). Except for the permitted transfers as stipulated in Article 11C hereof, upon any Transfer of such Ordinary Shares held by FANG Rui (方锐), the Super Voting Right with respect to such Ordinary Shares held by FANG Rui (方锐) shall be automatically and immediately terminated.

NON-RECOGNITION OF TRUSTS

21

No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

22

The Company shall have a first and paramount Lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s Lien (if any) thereon. The Company’s Lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

23

The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a Lien, but no sale shall be made unless a sum in respect of which the Lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the Lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

24

To give effect to any such sale, the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound by the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25

The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and the residue, if any, shall (subject to a like Lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

26 (a)

The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the specified time or times the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

27

If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

28

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment, all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

29	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the time of payment.

30 (a)

The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at a rate as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)

No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

31 (a)

If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

32

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

33

A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact stated therein as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound by the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

34

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

35

The Company shall be entitled to charge a fee not exceeding US$l.00 on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

36

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was the sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

37 (a)

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

38

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION,

ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

39 (a)

Subject to and in so far as permitted by the provisions of the Statute and these Articles in particular Article 20, the Company may from time to time by a Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by an ordinary resolution:

(i)

increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)

by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; and

(iv)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)

Without prejudice to Article 12 hereof and subject to the provisions of the Statute and Article 20, the Company may by a Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by a resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

40

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of Members shall be closed for transfers for a stated period but not exceeding ten (10) days in any case. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

41

In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

42

If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

43 (a)

Subject to Article 43(c) hereof, the Company shall hold a general meeting if any shareholder who holds more than 6% of Shares of the Company proposes to convene such meeting and shall specify the meeting as such in the notices calling it. The meeting shall be held at such time and place as the Directors shall appoint.

(b)	At these meetings, the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

44 (a)

The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than 6% of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company.

(b)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than fifty percent (50%) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as the general meetings convened by Directors.

NOTICE OF GENERAL MEETINGS

45

At least twenty (20) days’ notice shall be given for an annual general meeting or any other general meeting and can be waived by written confirmation (including email confirmation) from all shareholders. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Article 44 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)

in the case of any other general meeting, by holders of not less than the appropriate proportion of all those Shares which are in issue at the time which would be required to approve the actions submitted to the Members for approval at such meeting, or their proxies .

46	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

47 (a)

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; Subject to the Statute and these Articles (including Article 20), Members holding at least a majority of the Ordinary Shares then outstanding (other than Ordinary Shares issued upon the conversion of any Preferred Shares) and the Preferred Majority, present in person or by proxy shall be a quorum provided always that if the Company has one (1) Member of record, the quorum shall be that one (1) Member present in person or by proxy.

(b)

A person may participate at a general meeting by telephone conference or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

48

Subject to Article 20, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all the Members which for the time are entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives), shall each be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

49

If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum. Provided that the matters discussed in such adjourned meeting shall be limited to those stated in the first written notice and agendas of the general meetings.

50

The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one (1) of their member to be Chairman of the meeting.

51

If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their members to be Chairman of the meeting.

52

The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

53

At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll. Unless otherwise required by these Articles, such requisite majority shall be a simple majority of votes cast.

54	Each poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting.

55	The Chairman of the general meeting shall not be entitled to a second or casting vote under any circumstance.

VOTES OF MEMBERS

56

Except as otherwise required by law or as set forth herein, the holder of each Ordinary Share issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and the holder of each series of Preferred Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such series of Preferred Shares could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Holders of the Ordinary Shares and Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles, and except as otherwise set forth in these Articles, shall vote together and not as separate classes.

57

In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

58

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

59

No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

60

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

61	Votes may be given either personally or by proxy.

PROXIES

62

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized in its behalf. A proxy need not be a Member of the Company.

63

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of facsimile or electronic mail confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

64

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

65

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

66

Any corporation which is a Member of record of the Company may in accordance with its articles of association or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

67

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

68

Any Member may irrevocably appoint a proxy and in such case (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Member may not vote at any meeting at which the holder of such proxy votes; and (iii) the Company shall be obliged to recognize the holder of such proxy until such time as the Company is notified in writing that the proxy has been revoked in accordance with its terms.

DIRECTORS

69

There shall be a Board of Directors consisting of up to nine (9) members; provided, however, that, subject to the consent of the Preferred Majority under Article 20, the Company may from time to time by an ordinary resolution increase or reduce the limit in the number of Directors. For so long as Qiming holds no less than five percent (5%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, Qiming shall be entitled to appoint and remove one (1) Director (the “Qiming Director”). For so long as NLVC holds not less than five percent (5%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, NLVC shall be entitled to appoint and remove one (1) Director (the “NLVC Director”). For so long as Hike holds no less than five percent (5%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, Hike shall be entitled to appoint and remove one (1) Director (the “Hike Director”). For so long as SCC holds no less than five percent (5%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, SCC shall be entitled to appoint and remove one (1) Director (the “SCC Director”, together with Qiming Director, NLVC Director and Hike Director, the “Investor Directors”, each an “Investor Director”). The Founder Holdcos shall have the right to appoint and remove five (5) Directors (the “Ordinary Directors”, and each an “Ordinary Director”). If the Founder Holdcos only appoint three (3) directors, one of the director shall have three (3) votes for each of the matters submitted to the Board and the other two (2) Ordinary Directors shall still have one (1) vote for each of the matters submitted to the Board. The Chairman of Board is FANG Rui (方锐). Subject to the request of any Investors, the board of the Group Company (other than the Company) shall mirror the Board to the extent possible. For avoidance of doubt, for so long as the Key Parties and the Founder Holdcos hold any Share of the Company, the Founder Holdcos shall be entitled to appoint more than the majority of the directors of the Board of the Company. Any vacancy on the Board occurring because of the death, resignation or removal of a Director shall be filled by the vote or written consent of the same shareholder or shareholders who nominated and elected such Director. In the event that Qiming is no longer entitled to appoint the Investor Director to the Board, Qiming shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. In the event that NLVC is no longer entitled to appoint the Investor Director to the Board, NLVC shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. In the event that Hike is no longer entitled to appoint the Investor Director to the Board, Hike shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. In the event that SCC is no longer entitled to appoint the Investor Director to the Board, SCC shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. For so long as SIG is not entitled to appoint any director to the Board, SIG shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. The Company shall provide such observers copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors. Any committees established by the Board or the Group Company shall include at least two thirds (2/3) of the Investor Directors.

70

The remuneration to be paid to the Directors shall be such remuneration as the Board shall determine (including the affirmative votes of all Investor Directors). Such remuneration shall be deemed to accrue from day to day. The Company shall also reimburse the Investor Directors for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings including their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company.

71

Subject to the prior written approval of the Board (including the affirmative votes of all Investor Directors), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

72

A Director or alternate Director may hold any other office or place of profit in the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine (including the affirmative votes of all Investor Directors).

73

A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

74	At any board meeting, a resolution put to the vote of the meeting shall be decided by a simple majority of votes cast, unless otherwise provided in the Articles.

75

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

76

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

77

A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a Member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 76 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

78

A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

79

The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed). The Directors may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, as may be prescribed by the Company in a general meeting required to be exercised by the Company in general meetings, provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

80

Subject to Article 20, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

81	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

The Company shall cause copies of all such minutes to be delivered to the holders of the Preferred Shares within thirty (30) days after the relevant meeting.

82

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

83

Subject to Article 20, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

84 (a)

The Directors may from time to time and at any time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the next three (3) paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)

The Directors may from time to time and at any time establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration (which shall be subject to the approval of the Board, including the affirmative votes of all Investor Directors).

(c)

The Directors may from time to time and at any time delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancy therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegate as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

85

Subject to Article 20, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of a managing director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or a combination of any of the foregoing) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases for any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or a managing director.

86

The Directors may entrust to and confer upon a managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

87

Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.

88

A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least fourteen (14) Business Days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and, provided, further, if notice is given in person, by facsimile or electronic mail the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization, as the case may be. The provisions of Article 45 shall apply mutatis mutandis with respect to notices of meetings of Directors.

89

The quorum necessary for the transaction of the business shall be five (5) Directors, inclusive of at least two thirds (2/3) of the Investor Directors, provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company with the first notice providing not less than fourteen (14) days’ prior notice and the second notice providing not less than five (5) days’ prior notice, then the attendance of any five (5) Directors shall constitute a quorum; provided, further, that the matters discussed in such adjourned meeting shall be limited to those stated in the first written notice and agendas of the Board meetings. A Director and his appointed alternate Director shall be considered only one (1) person for the purpose of quorum, provided, always, that if there shall at any time be only a sole Director, the quorum shall be one. For the purposes of this Article, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

90

The continuing Directors may act notwithstanding any vacancy in the Board of Directors, but if and so long as their number is reduced below the minimum number fixed by or pursuant to these Articles, the continuing Directors, notwithstanding that the number of Directors is reduced below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning a general meeting of the Company, but not for any other purpose.

91

The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting, the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their member to be the Chairman of the meeting.

92

The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

93	A committee may meet and adjourn as it thinks proper subject to Article 20.

94

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

95

Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

96

Subject to Article 20, a resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointer) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be duly convened and held.

VACATION OF OFFICE OF DIRECTOR

97	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind; or

(e)	if he is removed by the Member(s) that originally appointed him, as set forth in Article 69.

APPOINTMENT AND REMOVAL OF DIRECTORS

98

The Directors of the Company may only be appointed as provided in Article 69. No Director designated or appointed pursuant to this Article may be removed from office unless (A) such removal is directed or approved of the Member(s) which originally designated or appointed such Director, or (B) the Member(s) originally entitled to designate or appoint such Director pursuant to this Article is no longer so entitled to designate or appoint such Director. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the same Member or Members who nominated and elected such Director.

99	In the absence of reasonable cause, a Director of the Company shall only be removed by the Member(s) who nominated and elected him as provided in Article 69.

PRESUMPTION OF ASSENT

100

A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

101 (a)

The Company may, if the Directors so determine, have a Seal which shall, subject to Article 101(c) below, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one (1) person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for such purpose.

(b)

The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)

A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

102

Subject to Article 20, the Company may have a chief executive officer, a president, a chief financial officer, a secretary or a secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

103 (a)

Subject to the Statute and these Articles, in particular Article 20, the Board of Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 103.

(b)

Firstly, each holder of the Series C1 Preferred Shares and the Series C2 Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, in an amount equal to eight percent (8%) of the Series C1 Issue Price (in the case of the holders of the Series C1 Preferred Shares) and the Series C2 Issue Price (in the case of the holders of the Series C2 Preferred Shares) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per annum (the “Series C1 Preference Dividends” (in the case of the holders of the Series C1 Preferred Shares) and “Series C2 Preference Dividends” (in the case of the holders of the Series C2 Preferred Shares)) on each such Series C1 Preferred Shares and Series C2 Preferred Shares held by such holder, and such dividends shall be non-cumulative. If the total amount of the Series C1 Preference Dividends and the Series C2 Preference Dividends exceeds the total amount of dividends available for distribution, the dividends shall be distributed ratably among the holders of the Series C1 Preferred Shares and the Series C2 Preferred Shares in proportion to the Series C1 Preference Dividends and the Series C2 Preference Dividends to which each such Series C1 Preferred Shareholder and Series C2 Preferred Shareholder would otherwise be entitled thereon. If and when declared by the Board of Directors, the holders of the Series C1 Preferred Shares and the Series C2 Preferred Shares will be entitled to the Series C1 Preference Dividends (in the case of the holders of the Series C1 Preferred Shares) and the Series C2 Preference Dividends (in the case of the holders of the Series C2 Preferred Shares) in preference to any dividend on the Series B Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares and the Ordinary Shares. Unless and until the Series C1 Preference Dividends and the Series C2 Preference Dividends have been paid in full on the Series C1 Preferred Shares and the Series C2 Preferred Shares (on an as-converted basis), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Series B Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares and any Ordinary Shares.

Secondly, after the Series C1 Preference Dividends and the Series C2 Preference Dividends on all Series C1 Preferred Shares and Series C2 Preferred Shares having been paid in full in accordance with this Article 103(b), each holder of the Series B Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, in an amount equal to eight percent (8%) of the Series B Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per annum (the “Series B Preference Dividends”) on each such Series B Preferred Shares held by such holder, and such dividends shall be non-cumulative. If the total amount of the Series B Preference Dividends exceeds the total amount of dividends available for distribution, the dividends shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the Series B Preference Dividends to which each such Series B Preferred Shareholder would otherwise be entitled thereon. If and when declared by the Board of Directors, the holders of the Series B Preferred Shares will be entitled to the Series B Preference Dividends in preference to any dividend on the Series Angel Preferred Shares, Series Seed Preferred Shares and the Ordinary Shares. Unless and until the Series B Preference Dividends have been paid in full on the Series B Preferred Shares (on an as-converted basis), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Series Angel Preferred Shares, Series Seed Preferred Shares and any Ordinary Shares.

Thirdly, after the Series B Preference Dividends on all Series B Preferred Shares having been paid in full in accordance with this Article 103(b), each holder of the Series Angel Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, in an amount equal to eight percent (8%) of the Series Angel Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per annum (the “Series Angel Preference Dividends”) on each such Series Angel Preferred Shares held by such holder, and such dividends shall be non-cumulative. If the total amount of the Series Angel Preference Dividends exceeds the total amount of dividends available for distribution, the dividends shall be distributed ratably among the holders of the Series Angel Preferred Shares in proportion to the Series Angel Preference Dividends to which each such Series Angel Preferred Shareholder would otherwise be entitled thereon. If and when declared by the Board of Directors, the holders of the Series Angel Preferred Shares will be entitled to the Series Angel Preference Dividends in preference to any dividend on the Series Seed Preferred Shares and the Ordinary Shares. Unless and until the Series Angel Preference Dividends have been paid in full on the Series Angel Preferred Shares (on an as-converted basis), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Series Seed Preferred Shares and any Ordinary Shares.

Fourthly, after the Series Angel Preference Dividends on all Series Angel Preferred Shares having been paid in full in accordance with this Article 103(b), each holder of the Series Seed Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, in an amount equal to eight percent (8%) of the Series Seed Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per annum (the “Series Seed Preference Dividends”) on each such Series Seed Preferred Shares held by such holder, and such dividends shall be non-cumulative. If the total amount of the Series Seed Preference Dividends exceeds the total amount of remaining dividends available for distribution, the remaining dividends shall be distributed ratably among the holders of the Series Seed Preferred Shares in proportion to the Series Seed Preference Dividends to which each such Series Seed Preferred Shareholder would otherwise be entitled thereon. If and when declared by the Board of Directors, the holders of the Series Seed Preferred Shares will be entitled to the Series Seed Preference Dividends in preference to any dividend on the Ordinary Shares. Unless and until the Series Seed Preference Dividends have been paid in full on the Series Seed Preferred Shares (on an as-converted basis), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Ordinary Shares.

(c)

After the Company’s setting aside or paying in full the Series C2 Preferred Dividends and the Series C1 Preferred Dividends, Series B Preferred Dividends, Series Angel Preference Dividends and the Series Seed Preference Dividends due pursuant to Article 103(b) above, the remaining funds legally available for distribution of dividends shall be distributed ratably among the holders of Ordinary Shares and Preferred Shares in proportion to the number of outstanding Ordinary Shares held by them (calculated on an as-converted basis).

(d)

Dividends shall be paid on the Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor; provided that such dividends shall be payable only when, as, and if declared by the Board of Directors.

104

The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

105	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the Share Premium Account or as otherwise permitted by the Statute.

106

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

107	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

108

The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular, may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

109

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

110	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

111

Subject to Article 20, the Company may upon the recommendation of the Directors by an ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

112	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if such books of account are not kept as necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

113

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

114

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

115

For so long as any Investor holds no less than two percent (2%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, the Company will and will cause the Group Companies to, deliver to such Investor the following with respect to the Company and its Subsidiaries (i) audited annual consolidated financial statements, within one hundred and twenty (120) days after the end of each fiscal year, audited by a qualified accounting firm approved by the Majority of all Preferred Shares; (ii) unaudited quarterly consolidated financial statements and unaudited monthly consolidated financial statements, within forty-five (45) days after the end of each quarter; (iii) an annual consolidated budget for the fiscal year prior to the beginning of each fiscal year;(the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the holders of the Preferred Shares pursuant to this Article 115 shall include the profit and loss statement, the cash flow statement for the relevant period and the balance sheet ending on the relevant date and shall be prepared in accordance with U.S. GAAP, PRC GAAP, IFRS or other accounting principles approved by the Majority of all Preferred Shares. All the documents to be provided to the Investors pursuant to this Article 115 shall be provided by the chief financial officer or the financial controller of the Company.

116

Any holder of the Preferred Shares or its appointee shall have the right of inspection (including the right of access, examine and copy all books of account of the Company and/or any of its Subsidiaries).

117

For so long as any holder of the Preferred Shares continues to hold any Shares of the Company then outstanding, such holder or its appointee shall have the right of inspection, including the right to access, examine and copy all books or accounts of each Group Company and/or any of their respective Subsidiaries, and such Investor or its appointee who holds no less than two percent (2%) Shares of the Company, shall have the right to discuss the business, operations and conditions of each Group Company and their respective Subsidiaries with their respective directors, officers, employees, accounts, financial advisor and legal counsel.

118

Subject to Article 20, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

119

Subject to Article 20, the Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues, the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

120

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

121

Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

122

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by overnight or international courier, facsimile or electronic mail to him or to his address as shown in the register of Members.

123 (a)

Where a notice is sent by overnight or international courier, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent by overnight or international courier as aforesaid.

(b)	Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected on the day the same is sent as aforesaid.

124	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

125

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through overnight or international courier as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

126	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)

every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)

every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

127

Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE.

128

Upon any liquidation, dissolution or winding up of the Company and/or any Group Company, either voluntary or involuntary (each a “Liquidation Event”), distributions to the Members of the Company shall be made in the following manner:

(a)

First, prior and in preference to any distribution of any of the assets and funds of the Company to the Series B Preferred Shareholders, Series Angel Preferred Shareholders, Series Seed Preferred Shareholders, the Ordinary Shareholders or the holders of other Equity Securities of the Company, the holder of Series C1 Preferred Shares and Series C2 Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to the higher of the followings:

(aa)

in the case of the holders of Series C1 Preferred Shares, (i) one hundred and twenty percent (120%) of the Series C1 Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series C1 Preferred Share then held by such holder, (ii) one hundred percent (100%) of the Series C1 Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and the interests at a simple rate of eight percent (8%) of the Series C1 Issue Price per annum, plus all dividends declared and unpaid with respect thereto per Series C1 Preferred Share then held by such holder (the “Series C1 Preference Amount”).

(bb)

in the case of the holders of Series C2 Preferred Shares, (i) one hundred and twenty percent (120%) of the Series C2 Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series C2 Preferred Share then held by such holder, (ii) one hundred percent (100%) of the Series C2 Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and the interests at a simple rate of eight percent (8%) of the Series C2 Issue Price per annum, plus all dividends declared and unpaid with respect thereto per Series C2 Preferred Share then held by such holder (the “Series C2 Preference Amount”).

If, upon any liquidation, dissolution, or winding up, the entire assets and funds of the Company available for distribution to Members are insufficient for the full payment of the Series C1 Preference Amount and the Series C2 Preference Amount to all Series C1 Preferred Shareholders and Series C2 Preferred Shareholders, then such entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series C1 Preferred Shareholders and the Series C2 Preferred Shareholders in proportion to the aggregate Series C1 Preference Amount and Series C2 Preference Amount each such Series C1 Preferred Shareholder and Series C2 Preferred Shareholder is otherwise entitled to receive pursuant to this Article 128(a).

(b)

Second, after distribution or payment in full of the Series C1 Preference Amount and the Series C2 Preference Amount on all Series C1 Preferred Shares and all Series C2 Preferred Shares pursuant to Article 128(a), the holder of Series B Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to the higher of the followings: (i) one hundred and twenty percent (120%) of the Series B Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series B Preferred Share then held by such holder, (ii) one hundred percent (100%) of the Series B Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and the interests at a simple rate of eight percent (8%) of the Series B Issue Price per annum, plus all dividends declared and unpaid with respect thereto per Series B Preferred Share then held by such holder (the “Series B Preference Amount”). If, upon any liquidation, dissolution, or winding up, the entire assets and funds of the Company available for distribution to Members are insufficient for the full payment of the Series B Preference Amount to all Series B Preferred Shareholders, then such entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series B Preferred Shareholders in proportion to the aggregate Series B Preference Amount each such Series B Preferred Shareholder is otherwise entitled to receive pursuant to this Article 128(b).

(c)

Thirdly, after distribution or payment in full of the Series C1 Preference Amount, the Series C2 Preference Amount and the Series B Preference Amount on all Series C1 Preferred Shares, all Series C2 Preferred Shares and all Series B Preferred Shares pursuant to Article 128(a) and Article 128(b), the holder of Series Angel Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to equal to the higher of the followings: (i) one hundred and twenty percent (120%) of the Series Angel Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series Angel Preferred Share then held by such holder, (ii) one hundred percent (100%) of the Series Angel Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and the interests at a simple rate of eight percent (8%) of the Series Angel Issue Price per annum, plus all dividends declared and unpaid with respect thereto per Series Angel Preferred Share then held by such holder (the “Series Angel Preference Amount”). If, upon any liquidation, dissolution, or winding up, the entire assets and funds of the Company available for distribution to Members are insufficient for the full payment of the Series Angel Preference Amount to all Series Angel Preferred Shareholders, then such entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series Angel Preferred Shareholders in proportion to the aggregate Series Angel Preference Amount each such Series Angel Preferred Shareholder is otherwise entitled to receive pursuant to this Article 128(c).

(d)

Fourthly, after distribution or payment in full of the Series C1 Preference Amount and the Series C2 Preference Amount, the Series B Preference Amount and the Series Angel Preference Amount on all Series C1 Preferred Shares, all Series C2 Preferred Shares, all Series B Preferred Shares and all Series Angel Preferred Shares pursuant to Article 128 (a), 128(b) and 128(c) the holder of Series Seed Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to equal to the higher of the followings: (i) one hundred and twenty percent (120%) of the Series Seed Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series Seed Preferred Share then held by such holder, (ii) one hundred percent (100%) of the Series Seed Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and the interests at a simple rate of eight percent (8%) of the Series Seed Issue Price per annum, plus all dividends declared and unpaid with respect thereto per Series Seed Preferred Share then held by such holder (the “Series Seed Preference Amount”). If the remaining assets and funds of the Company available for distribution to Members are insufficient for the full payment of the Series Seed Preference Amount to all Series Seed Preferred Shareholders, then such remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the Series Seed Preferred Shareholders in proportion to the aggregate Series Seed Preference Amount each such Series Seed Preferred Shareholder is otherwise entitled to receive pursuant to this Article 128(d).

(e)

After distribution or payment in full of the Series C1 Preference Amount and the Series C2 Preference Amount on all Series C2 Preferred Shares and all Series C1 Preferred Shares, Series B Preference Amount on all Series B Preferred Shares, Series Angel Preference Amount on all Series Angel Preferred Shares and the Series Seed Preference Amount on all Series Seed Preferred Shares pursuant to Article 128(a), Article 128(b), Article 128(c) and Article 128(d), the remaining assets and funds of the Company available for distribution to Members shall be distributed ratably among all the holders of outstanding Ordinary Shares and all the holders of outstanding Preferred Shares in proportion to the number of outstanding Ordinary Shares held by them (with outstanding Preferred Shares treated on an as-if-converted basis).

(f)	Liquidation on Sale or Merger. The following events shall be treated as a liquidation under this Article 128 unless waived by the Preferred Majority (each, a “Deemed Liquidation Event”):

(1)

any consolidation, amalgamation or merger of any Group Company with or into any other Person(s) or other corporate reorganization(s), in which the members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger or reorganization, own less than fifty percent (50%) of the voting power of such Group Company immediately after such consolidation, merger, amalgamation or reorganization, or any transaction or series of related transactions to which any Group Company is a party in which in excess of fifty percent (50%) of the voting power of such Group Company is transferred, but excluding any transaction effected solely for tax purposes or to change the Group Company’s domicile;

(2)

the sale, exchange, transfer or other disposition, in one or a series of related transactions, of a majority of the outstanding share capital of any Group Company to one Person or a group of Persons acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of such Group Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the surviving entity or the acquiring Person(s) immediately following such transaction;

(3)	a sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by any Group Company of all or substantially all of the assets of such Group Company; or

(4)	the exclusive licensing of all or substantially all of any Group Company’s intellectual property to a third party,

and upon any such event, any proceeds resulting to the Members of the Company therefrom shall be distributed in accordance with the terms of paragraph (a) through (e) of this Article 128. For the avoidance of doubt, each of a Trade Sale and/or a Drag-Along Transaction shall be a Deemed Liquidation Event.

(g)

Upon the occurrence of any of the following events, the Preferred Majority shall be entitled to demand the liquidation of the Company, and thereafter the assets and funds of the Company shall be distributed in accordance with the terms of paragraph (a) through (f) of this Article 128:

(1)	the Company is unable to, or fails to, convene a general meeting or a meeting of the Board of Directors within a period of twelve (12) months; or

(2)	the Company fails to pay the Redemption Price in full to the corresponding Preferred Shareholder(s) within a period of twelve (12) months after the Redemption Closing Date.

If the Preferred Majority demand the liquidation of the Company pursuant to this Article 128(g), each Member of the Company shall give its consent to such liquidation and do all necessary actions to commence and complete such liquidation.

(h)

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of the Preferred Shares and Ordinary Shares shall be determined in good faith by the Board of Directors (including the affirmative votes of all Investor Directors), or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)

if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors (including the affirmative votes of all Investor Directors).

(i)

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clause (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors (including the affirmative votes of all Investor Directors), or by a liquidator if one is appointed. The Preferred Majority shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Article 128(i), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties.

INDEMNITY

129

The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, officer or trustee.

FINANCIAL YEAR

130	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

AMENDMENTS OF ARTICLES

131

Subject to the Statute and to any quorum, voting or procedural requirements expressly imposed by these Articles in regard to the variation of rights attached to a specific class of shares of the Company, the Company may at any time and from time to time by a Special Resolution, change the name of the Company or alter or amend these Articles or the Memorandum of Association, in whole or in part. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any holder of Preferred Shares without the written consent of such holder, unless such amendment, termination, or waiver applies to all holders of Preferred Shares in the same fashion.

TRANSFER BY WAY OF CONTINUATION

132

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

NO PUBLIC DOCUMENT

133

None of the documents of the Company, including its Memorandum of Association, these Articles, or any register of Members, Directors, transfers or changes, will be exhibited as a public document in the Cayman Islands.

DRAG-ALONG RIGHTS

134

At any time prior to the consummation of a Qualified IPO, in the event that a Trade Sale of the Company which values the Company at no less than US$1,200,000,000 is approved in writing by the Preferred Majority and FANG Rui (方锐), as long as FANG Rui (方锐) serves as a director of the Company) (the “Drag-along Transaction”), then each Shareholder agrees:

(a)

if such transaction requires approval of the members of the Company, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Shares in favor of, and adopt, such Drag-along Transaction and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Drag-along Transaction;

(b)

if such Drag-along Transaction is a Share Sale, to sell the same proportion of Shares beneficially held by such Shareholder as is being sold by FANG Rui (方锐) and the Preferred Majority (the “Drag-Along Holders”) propose to sell their Shares, and on the same terms and conditions as the Drag-Along Holders;

(c)

to execute and deliver all related documentation and take such other action in support of the Drag-along Transaction as shall reasonably be requested by the Drag-Along Holders in order to carry out the terms and provisions of this Section 5.1, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents; and

(d)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-along Transaction.

135

In the event that any Shareholder refuses to sell its Shares in relation to a Drag-along Transaction or otherwise does not approve such Drag-along Transaction in accordance with Article 134 which causes the Drag-along Transaction to fail to consummate in accordance with its terms, then upon the request of any one or more of the Drag-Along Holders, as the case may be, the refusing Shareholder(s) shall, in the aggregate, purchase all Shares held by the Drag-Along Holders at a price per Share equal to the price per Share agreed among the Board of Directors pursuant to Article 134 and the third party potential purchasers in the Drag-along Transaction.

136

For the avoidance of doubt, the Drag-along Transaction shall constitute a Deemed Liquidation Event and the proceeds therefrom shall be distributed in accordance with Article 128 above. The Company shall use its best efforts to cause all security holders of the Company to be subject to the obligations set forth in Article 134 to Article 136. The Company or the Drag-Along Holders, as the case may be, shall notify all Members in writing not less than thirty (30) days prior to the proposed consummation of the Drag-along Transaction, as the case may be; provided, however, that such Member agrees not to directly or indirectly (without the prior written consent of the Company), disclose to any other Person (other than to such Member’s legal counsel and other advisors in confidence, as otherwise necessary to protect such Member’s rights under the Transaction Documents or as otherwise required by Law) any information related to such potential Drag-along Transaction.